Exhibit (a)(5)

DRDGOLD Limited Announces Extension of Exchange Offer

for 6% Senior Convertible Notes due 2006

Johannesburg, South Africa, July 19, 2006—DRDGOLD Limited (“DRDGOLD”) (JSE: DRD; NASDAQ: DROOY) announced today that it is extending the expiration date relating to its offer to exchange (the “Exchange Offer”) up to $66,000,000 in aggregate principal amount of new 6% Senior Convertible Notes due 2010 (the “New Notes”) for an equal aggregate principal amount of its currently outstanding 6% Senior Convertible Notes due 2006 (the “Old Notes”) until 12:00 midnight New York City time on August 1, 2006, unless otherwise terminated or further extended by DRDGOLD.

The exchange agent for the Exchange Offer advised DRDGOLD that as of 12:00 midnight New York City time on July 18, 2006, the previous expiration date for the Exchange Offer, $2,560,000 of the Old Notes had been validly tendered.

DRDGOLD has elected to extend the Exchange Offer to allow holders of Old Notes an additional opportunity to exchange their Old Notes for New Notes.

The Exchange Offer is subject to the terms and conditions set forth in the Offering Memorandum dated June 16, 2006, as amended and restated on June 30, 2006 (the “Offering Memorandum”), and the related letter of transmittal and other documentation. This announcement amends and supplements the Offering Memorandum, letter of transmittal and other documentation solely with respect to the extension of the Expiration Date referred to herein. All other terms of the Exchange Offer set forth in the Offering Memorandum, the letter of transmittal and other documentation shall remain in full force and effect.

Holders of Old Notes are encouraged to carefully review the Exchange Offer materials, including the Offering Memorandum, Schedule TO, as amended from time to time, and related materials filed with the Securities and Exchange Commission, which contain information material to their decision on whether or not to tender in the Exchange Offer. These materials are available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov. Investors and security holders may also obtain the Offering Memorandum and related materials through the exchange agent for the Exchange Offer, at:

The Bank of New York

One Canada Square

London E14 5AL

England

Attn: Paul Pereira

Telephone: +44 20 7964 7495

By facsimile:

(For Eligible Institutions only):

+44 20 7964 6339

The Exchange Offer will expire at 12:00 midnight New York City time on August 1, 2006, unless extended or earlier terminated by DRDGOLD. The Exchange Offer is being made pursuant to Section 3(a)(9) of the Securities Act of 1933 (the “Securities Act”). No commission or other remuneration will be paid or given, directly or indirectly, by DRDGOLD for solicitation of acceptance of the Exchange Offer.

This announcement is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any of DRDGOLD’s ordinary shares, American Depository Shares, the Old Notes or the New Notes.

Statements in this announcement include forward-looking statements within the meaning of the Securities Act and the Exchange Act. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by DRDGOLD from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, DRDGOLD’s actual results may differ materially from those indicated or implied by such forward-looking statements. There can be no assurance that DRDGOLD will complete the Exchange Offer on the anticipated terms or at all. DRDGOLD’s ability to complete the Exchange Offer will depend, among other things, on market conditions. DRDGOLD’s ability to complete the Exchange Offer and its business are subject to risks described in its filings with the Securities and Exchange Commission.

DRDGOLD Limited (www.drdgold.com) is a gold mining company engaged in underground and surface gold mining including exploration, extraction, processing and smelting. For further information, please contact Ilja Graulich, head of Investor Relations, at +27 11 219 8700.